Exhibit 99.1

For Immediate Release:

PAPER EXCELLENCE ANNOUNCES SALE OF THE DOMTAR KAMLOOPS MILL

California – May 12, 2022 – The Paper Excellence Group, a global diversified manufacturer of pulp and specialty, printing, writing, and packaging papers, today announced its subsidiary, Domtar Inc., has entered into an agreement with an affiliate of Kruger Specialty Papers Holding L.P. to sell its Kamloops pulp mill for an undisclosed amount.

When the Paper Excellence Group acquired Domtar on November 30, 2021 and entered into a Consent Agreement with the Commissioner of Competition (Canada), it agreed to sell Domtar’s pulp mill in Kamloops, British Columbia to resolve the Commissioner’s concerns about the Merger’s implications on the purchase of wood fibre from the Thompson/Okanagan region in British Columbia. Once approved by the Commissioner, this transaction satisfies the requirements of the Consent Agreement.

The transaction is expected to close by the end of Q2.

Advisors

BMO Capital Markets served as exclusive financial advisor to Domtar, McMillan LLP served as legal advisors to the Paper Excellence Group, and KPMG served as tax advisors to Domtar.

Scotiabank served as exclusive financial advisor to Kruger. and McCarthy Tétrault LLP served as legal advisors.

About Paper Excellence Group

The Paper Excellence Group, headquartered in Southern California, is a privately-held diversified manufacturer of pulp and specialty, printing and writing, and packaging papers, producing over 7 million tons annually with a workforce of over 10,000 in its nearly 40 locations across the Americas and Europe. Through its individual business units, the Group leverages its operational excellence and sustainable high-quality, cost-effective products to deliver high quality pulp and paper to its customers around the world. For more information on Paper Excellence, please visit www.paperexcellence.com. To learn more about Domtar, visit www.domtar.com.

Domtar Investors & Media

David Struhs

Vice-President

Corporate Services & Sustainability

Tel.: 803-802-8031

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